UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 10, 2016

SkyPeople Fruit Juice, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, China Development Bank Tower,

No. 2, Gaoxin 1st Road, Xi'an, China 710075

 (Address of principal executive offices, including zip code)

(86-29) 8837-7216
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Securities Holders.

The information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On March 10, 2016, SkyPeople Fruit Juice, Inc. (the "Company") filed with the Florida Secretary of State's office an amendment to its Articles of Incorporation. As a result of the Articles of Amendment, the Company has authorized and approved an 1-for-8 reverse stock split of the Company’s authorized shares of common stock from 66,666,666 shares to 8,333,333 shares, accompanied by a corresponding decrease in the Company’s issued and outstanding shares of common stock (the "Reverse Stock Split"). The common stock will continue to be $0.001 par value. The Company will round up to the next full share of the Company’s shares of common stock any fractional shares that result from the Reverse Stock Split and no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. No changes are being made to the number of preferred shares of the Company which remain as 10,000,000 preferred shares as authorized but not issued. The amendment to the Articles of Incorporation of the Company takes effect on March 16, 2016.

On February 29, 2016, the Board of Directors of the Company (the “Board”) authorized and approved the Reverse Stock Split and amendment to Articles of Incorporation without shareholders’ approval, pursuant to 607.10025 of the Florida Business Corporation Act of the State of Florida.

The Company’s shares of common stock will begin to trade on the NASDAQ Stock Market on the post-Reverse Stock Split basis under the symbol “SPU” on March 16, 2016. The new CUSIP number for the Company’s shares of common stock post-Reverse Stock Split is 83086T307.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed with this report.

Exhibits Number	Description
3.1	Certificate of Amendment to the Articles of Incorporation of Skypeople Fruit Juice, Inc. as filed with the Florida Secretary of State on March 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.

Date: March 15, 2016	By:	/s/ Yongke Xue
	Name:	Yongke Xue
	Title:	Chief Executive Officer

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